Exhibit 4.2

EXECUTION VERSION

QUALCOMM INCORPORATED

OFFICERS’ CERTIFICATE PURSUANT TO
SECTIONS 2.02, 10.04 AND 10.05 OF THE INDENTURE

November 9, 2022

Akash Palkhiwala and Taylor Cabaniss do hereby certify that they are the Chief Financial Officer and the Vice President and Treasurer, respectively, of QUALCOMM Incorporated, a Delaware corporation (the “Company”), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on July 20, 2021 and July 12, 2022 (the “Board Resolutions”), and in accordance with Sections 2.02, 10.04 and 10.05 of the Indenture (the “Indenture”) dated as of May 20, 2015 between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as follows:

1.                  There is hereby established (i) a series of Securities entitled the “5.400% Notes due 2033” and the form, terms and provisions of the 5.400% Notes due 2033 shall be as set out in Annex A and (ii) a series of Securities entitled the “6.000% Notes due 2053” (together with the 5.400% Notes due 2033, the “Notes”) and the form, terms and provisions of the 6.000% Notes due 2053 shall be as set out in Annex B.

2.                  In addition to the covenants set forth in Article IV of the Indenture, the Notes shall be subject to the following additional covenants, and such additional covenants shall be subject to the defeasance provisions set forth in Article VIII of the Indenture:

(a)               Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing Indebtedness (the “Initial Lien”) on any Principal Property, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Notwithstanding the foregoing, the Company or its Restricted Subsidiaries may, without equally and ratably securing the applicable series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (1) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien and (2) 25% of Consolidated Net Worth calculated as of the Issue Date.

Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (1) the release and discharge of each Initial Lien to which it relates, or (2) any sale, exchange or transfer to any Person that is not an affiliate of the Company of the property or assets secured by such Initial Lien.

(b)               Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Principal Property unless:

(1)               the Company or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to Attributable Liens with respect to such Sale/Leaseback Transactions without equally and ratably securing the Notes of such series pursuant to the first paragraph of Section 2(a) above;

(2)               the net proceeds of the sale of the Principal Property to be leased are applied within 365 days of the effective date of the Sale/Leaseback Transaction to the purchase, construction, development or acquisition of another Principal Property or to the repayment of any series of Notes or Indebtedness of the Company that ranks equally with the Notes or any Indebtedness of one or more Restricted Subsidiaries; provided that in lieu of applying such amount to such retirement, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company;

(3)               such transaction was entered into prior to the Issue Date;

(4)               such transaction involves a lease for not more than three years (or which may be terminated by the Company or a Restricted Subsidiary within a period of not more than three years); or

(5)               such Sale/Leaseback Transaction with respect to any Principal Property was between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into Sale/Leaseback Transactions, without complying with the requirements of the preceding paragraph, if, after giving effect thereto, the Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the closing date of the Sale/Leaseback Transaction and (ii) 25% of Consolidated Net Worth calculated as of the Issue Date.

3.                  In addition to the definitions set forth in Article I of the Indenture, the Notes shall be interpreted in accordance with the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Aggregate Debt” means the sum of the following as of the date of determination: (1) the aggregate principal amount of the Company’s and its Restricted Subsidiaries’ Indebtedness incurred after the Issue Date and secured by Liens not permitted by the first paragraph under Section 2(a) above and (2) the Company’s and its Restricted Subsidiaries’ Attributable Liens in respect of Sale/Leaseback Transactions entered into after the Issue Date pursuant to the second paragraph of Section 2(b) above.

“Attributable Liens” means in connection with a Sale/Leaseback Transaction the lesser of: (1) the fair market value of the assets subject to such transaction, as determined in good faith by the Board of Directors; and (2) the present value (discounted at a rate of 7.5% per annum compounded monthly) of the obligations of the lessee for rental payments during the term of the related lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Net Worth” means, as of any date of determination, the Stockholder’s Equity of the Company and its Restricted Subsidiaries on that date.

“Hedging Obligations” means:

(1)	interest rate swap agreements and other agreements designed to hedge or reduce the risk of interest rate fluctuations; and

(2)	agreements or arrangements designed to hedge or reduce the risk of fluctuations in currency exchange rates or commodity prices,

in each case, not entered into for speculative purposes.

“Indebtedness” means, with respect to any Person on any date of determination: the principal in respect of (1) indebtedness of such Person for money borrowed, including, without limitation, indebtedness for money borrowed evidenced by notes, debentures, bonds or other similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing any balance deferred and unpaid portion of the purchase price of any Principal Property (including pursuant to Capital Leases) and (2) all guarantees in respect of such indebtedness of another Person (it being understood, however, that indebtedness for money borrowed shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business). For the avoidance of doubt, Hedging Obligations are not Indebtedness.

“Issue Date” means November 9, 2022.

“Lien” means any mortgage or deed of trust, charge, pledge, lien, privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other similar encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on any assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction;

(2)	Liens existing on the Issue Date;

(3)	Liens granted after the Issue Date in favor of the Holders;

(4)	Liens on assets (including shares of Capital Stock) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other categories of assets owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(5)	(i) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of any Principal Property, including Capital Lease transactions in connection with any such acquisition, and (ii) Liens existing on any Principal Property at the time of acquisition thereof or at the time of acquisition by the Company of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (i), the Liens shall be given within 12 months after such acquisition and shall attach solely to the Principal Property acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof;

(6)	pre-existing Liens on assets acquired after the Issue Date;

(7)	Liens in favor of the Company or one of its Restricted Subsidiaries;

(8)	Liens on any Principal Property in favor of the United States or any State thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property;

(9)	Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis;

(10)	Liens incurred to secure cash management services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(11)	Liens created to secure the Notes and Liens in favor of the Trustee granted in accordance with the Indenture;

(12)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non- payment or which are being contested in good faith by appropriate proceedings;

(13)	purported Liens evidenced by the filing of precautionary UCC financing statements; and

(14)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees, premiums or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any property of the Company or any of its Restricted Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

“Principal Property” means the Company’s principal offices in San Diego, California, and each manufacturing and research and development facility (including associated office facilities) located within the territorial limits of the States of the United States of America owned by the Company or any of its Restricted Subsidiaries, except such as the Company’s Board of Directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its Restricted Subsidiaries taken as a whole) not to be of material importance to the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any Subsidiary other than:

(1)	any Subsidiary primarily engaged in financing receivables or in the finance business; or

(2)	any Subsidiary that is not a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)                   such Person;

(2)                   such Person and one or more Subsidiaries of such Person; or

(3)                   one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereof.

4.                  Notwithstanding the notice of redemption requirements set forth in Article III of the Indenture, notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before a date for redemption of the Notes, to each Holder of the Notes to be redeemed with a copy to the Trustee.

5.                  Notwithstanding the notice requirements set forth in Article X of the Indenture, delivery of electronically executed notices, approvals, consents, requests and any communications hereunder or otherwise in respect of the Notes by facsimile, electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com or any provider identified by the Company to the Trustee in writing) or in any other format will be effective as delivery of a manually executed notice, approval, consent, request or communication. The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

6.                  The initial public offering prices of the 5.400% Notes due 2033 and the 6.000% Notes due 2053 were 99.942% and 99.291% of the respective principal amounts thereof.

7.                  The Company may, without the consent of the holders, issue additional notes under the Indenture in the future with the same terms and with the same CUSIP number as any series of Notes in an unlimited aggregate principal amount.

8.                  The Notes shall be issued as registered Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture).

9.                  Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Board Resolutions.

10.              Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on certain paragraphs of the Opinion of Counsel attached thereto, which Opinion relates to the Notes and is delivered in compliance with Sections 2.03, 10.04(2) and 10.05 of the Indenture.

11.              Each of the undersigned has reviewed the provisions of the Indenture, including the conditions precedent pertaining to the authentication and issuance of the Notes.

12.              In connection with this certificate, each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

13.              I, Akash Palkhiwala, and I, Taylor Cabaniss, have made such examination and investigation as is necessary to enable me to express an informed opinion as to whether or not such conditions precedent of the Indenture pertaining to the authentication and issuance of the Notes have been satisfied.

14.              In each of our respective opinions all of the conditions precedent provided for in the Indenture for the authentication and issuance of the Notes have been satisfied.

Terms used herein that are not otherwise defined but that are defined in the Indenture or the Notes shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, each of the undersigned officers has executed this certificate as of the date first written above.

QUALCOMM INCORPORATED

By:	/s/ Akash Palkhiwala
Akash Palkhiwala
Chief Financial Officer

By:	/s/ Taylor Cabaniss
Taylor Cabaniss
Vice President and Treasurer